Exhibit 3.1

2920561

State of California
Secretary of State

I, DEBRA BOWEN, Secretary of State of the State of California, hereby certify:

That the attached transcript of ___1__ page(s) has been compared with the record on file in this office, of which it purports to be a copy, and that it is full, true and correct.

IN WITNESS WHEREOF, I execute this certificate and affix the Great Seal of the State of California this day of
JUN 15 2007
/s/ Debra Bowen
DEBRA BOWEN Secretary of State

2920561	ENDORSED – FILED
IN THE OFFICE OF THE
SECRETARY OF STATE
OF THE STATE OF CALIFORNIA

JUN 13 2007

ARTICLES OF INCORPORATION

OF

SOAP SILLY BATH S BODY, INC.

ONE: The name of this corporation is Soap Silly Bath & Body, Inc.

TWO: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

THREE: The name and address in this state of the corporation's initial agent for service of process is:

Name	Address
Johanna Castillo	25253 Sagecrest Circle
Stevenson Ranch, CA 91381

FOUR: This corporation is authorized to issue only one class of shares of stock which shall be designated common stock. The total number of shares it is authorized to issue is 100,000,000 shares.

Dated: 6/12/07

/s/ Johanna Castillo
Johanna Castillo, Incorporator